Viatris Reports Strong Financial and Operational Results for Second Quarter 2023 and
Reaffirms Full-Year 2023 Guidance Ranges[1]

•Reports Total Revenues of $3.92 Billion; U.S. GAAP Net Earnings of $264 Million; Adjusted EBITDA of $1.31 Billion; U.S. GAAP Net Cash Provided by Operating Activities of $515 Million; and Free Cash Flow of $447 Million for the Quarter
•Strong Results Signal Expected Beginning of Growth Journey
•Reaffirms that Full-Year Total Revenues, Adjusted EBITDA and Free Cash Flow Expected to be at Midpoint of 2023 Guidance Ranges[1]
•Pays Down $727 Million of Debt Year to Date
•Remains on Track to Announce Planned Divestitures in 2023
•Board of Directors Declares Quarterly Dividend of $0.12 per Share
PITTSBURGH – August 7, 2023 – Viatris Inc. (NASDAQ: VTRS) today reported another strong quarter of operating results which continues to set the Company up well as it prepares to bring its Phase 1 strategy to an end and position itself for a strong beginning of Phase 2 in 2024 and beyond.

Executive Commentary
Viatris CEO Scott A. Smith said: “Obviously, I could not be more pleased with our overall execution in the second quarter—one of the strongest quarters we’ve had to date at Viatris. These results signal what we expect to be the beginning of a growth journey for Viatris and set us up well for future success. As proud as I am of our strong performance, the foundation the Company has built and the stability and predictability we believe have clearly been achieved, my focus is on the future trajectory of the Company. I’m pleased to say we believe we are currently on track to announce all planned divestitures in 2023, including at least one significant divestiture in the third quarter, possibly more. The Company has laid out clear capital allocation and business development priorities for Phase 2 and we are fully dedicated to meeting these priorities to propel Viatris up the value chain and increase our return of capital to shareholders.”

Viatris President Rajiv Malik said: “Our performance this quarter highlights our Company’s momentum like never before and further reinforces the predictability in our base business. Our strong and highly diversified business model of bringing access has never depended on any one product, portfolio or market. We believe this diversity lays a solid foundation for growth in Phase 2, beginning in 2024. We continue to execute and are making consistent progress on our deep pipeline and are on track to meet our full-year 2023 new product revenue target. In addition, I would be remiss not to call out our significant achievement of another first with our launch of Breyna, our generic Symbicort, in July.”

Viatris CFO Sanjeev Narula said: “We are pleased with our strong fundamentals and continued excellent operational performance. It was another solid quarter of free cash flow generation which allowed us to deliver on our capital allocation priorities. We continue to prioritize deleveraging the balance sheet with $6.1 billion of debt paydown since the beginning of 2021. Additionally, we returned approximately $144 million of capital to our shareholders in the quarter in dividends. We are reaffirming our financial guidance for 2023 as a result of our strong performance in the first half of the year and the momentum we have going into the second half.”

Return of Capital to Shareholders
Viatris announced that, on August 4, 2023, its Board of Directors declared a quarterly dividend of twelve cents ($0.12) for each issued and outstanding share of the Company's common stock. The dividend is payable on September 15, 2023, to shareholders of record at the close of business on August 24, 2023.
Viatris paid a quarterly cash dividend of twelve cents ($0.12) per share on the Company's issued and outstanding common stock on June 16, 2023.

Conference Call and Earnings Materials
Viatris Inc. will host a conference call and live webcast, today at 8:30 a.m. ET, to discuss the Company's financial results for the second quarter of 2023.

Investors and the general public are invited to listen to a live webcast of the call at investor.viatris.com or by calling 800-274-8461 or 203-518-9783 for international callers (Conference ID: VTRSQ223). The "Viatris Q2 Earnings Presentation," which will be referenced during the call, can be found at investor.viatris.com. A replay of the webcast also will be available on the website.

[1] Viatris is not providing forward-looking guidance for U.S. GAAP net earnings (loss) or a quantitative reconciliation of its 2023 adjusted EBITDA guidance. U.S. GAAP net cash provided by operating activities for 2023 is estimated to be between $2.8 billion and $3.1 billion. Please see "2023 Financial Guidance" and "Non-GAAP Financial Measures" for additional information.

Financial Summary

	Three Months Ended
	June 30,
(Unaudited; in millions, except %s)	2023	2022	Reported Change	Operational Change(1) (3)	Divestiture Adjusted Operational Change(2) (3)
Total Net Sales	$3,909.5	$4,105.4	(5)%	(3)%	1%
Developed Markets	2,353.8	2,479.1	(5)%	(6)%	1%
Emerging Markets	648.1	650.9	—%	8%	10%
JANZ	375.5	427.1	(12)%	(6)%	(7)%
Greater China	532.1	548.3	(3)%	2%	1%

Net Sales by Product Category
Brands	$2,444.7	$2,483.1	(2)%	—%	—%
Complex Gx	139.2	354.8	(61)%	(61)%	(27)%
Generics	1,325.6	1,267.5	5%	8%	8%

U.S. GAAP Gross Profit	$1,608.6	$1,703.3	(6)%
U.S. GAAP Gross Margin	41.1%	41.4%
Adjusted Gross Profit (3)	$2,331.7	$2,411.7	(3)%
Adjusted Gross Margin (3)	59.5%	58.6%

U.S. GAAP Net Earnings	$264.0	$313.9	(16)%
Adjusted Net Earnings (3)	$905.4	$1,065.3	(15)%

EBITDA (3)	$1,163.4	$1,257.6	(7)%
Adjusted EBITDA (3)	$1,305.7	$1,482.1	(12)%	(9)%	(8)%

U.S. GAAP net cash provided by operating activities	$514.9	$802.5	(36)%
Capital expenditures	67.8	83.9	(19)%
Free cash flow (3)	$447.1	$718.6	(38)%

	Six Months Ended
	June 30,
(Unaudited; in millions, except %s)	2023	2022	Reported Change	Operational Change(1) (3)	Divestiture Adjusted Operational Change(2) (3)
Total Net Sales	$7,628.6	$8,283.6	(8)%	(4)%	—%
Developed Markets	4,524.2	4,955.2	(9)%	(7)%	(1)%
Emerging Markets	1,290.0	1,356.1	(5)%	3%	5%
JANZ	717.7	850.9	(16)%	(9)%	(9)%
Greater China	1,096.7	1,121.4	(2)%	3%	3%

Net Sales by Product Category
Brands	$4,865.0	$5,037.2	(3)%	—%	—%
Complex Gx	275.3	745.6	(63)%	(63)%	(34)%
Generics	2,488.3	2,500.8	—%	4%	4%

U.S. GAAP Gross Profit	$3,150.8	$3,474.5	(9)%
U.S. GAAP Gross Margin	41.2%	41.8%
Adjusted Gross Profit (3)	$4,582.6	$4,905.1	(7)%
Adjusted Gross Margin (3)	59.9%	59.0%

U.S. GAAP Net Earnings	$488.7	$713.1	(31)%
Adjusted Net Earnings (3)	$1,838.3	$2,190.6	(16)%

EBITDA (3)	$2,363.1	$2,667.2	(11)%
Adjusted EBITDA (3)	$2,646.6	$3,068.4	(14)%	(10)%	(8)%

U.S. GAAP net cash provided by operating activities	$1,486.1	$1,941.0	(23)%
Capital expenditures	115.6	148.4	(22)%
Free cash flow (3)	$1,370.5	$1,792.6	(24)%
___________
(1)     Represents operational change for net sales and adjusted EBITDA which excludes the impacts of foreign currency translation. See “Certain Key Terms and Presentation Matters” in this release for more information.
(2)     Represents adjustments for impact of the biosimilars divestitures in November 2022 on an operational basis and a reclassification. See “Certain Key Terms and Presentation Matters” in this release for more information.
(3)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.

Financial Highlights
•Second quarter 2023 total net sales totaled $3.9 billion, up 1% on a divestiture adjusted operational basis (as defined in "Certain Key Terms and Presentation Matters" below) compared to Q2 2022 results.
•Brands performed in line with expectations, reflecting strong year-over-year performance in key brands including Yupelri® and sales from Tyrvaya®.
•Complex generics performed in line with expectations.
•Generics, which include diversified product forms such as oral solids, injectables, transdermals and topicals, performed ahead of expectations, due to strong performance across broader Developed and Emerging Markets portfolios.
•The Company generated approximately $124 million in new product revenues (as defined in "Certain Key Terms and Presentation Matters" below) in the second quarter (approximately $209 million for the first half of the year) primarily driven by lenalidomide in the U.S. and is on track to achieve approximately $500 million in new product revenues in 2023.
•The Company had U.S. GAAP net cash provided by operating activities of $515 million in the second quarter ($1.49 billion for the first half of year) and generated $447 million of free cash flow in the second quarter ($1.37 billion for the first half of year), primarily driven by strong operating results and the timing of planned capital expenditures. U.S. GAAP net cash provided by operating activities and free cash flow for the second quarter included approximately $9 million ($31 million for the first half of the year) of transaction costs primarily related to the eye care acquisitions and the biosimilars divestiture and approximately $10 million (same for the first half of the year) related to acquired IPR&D.

•The Company paid down $181 million in debt in the second quarter ($727 million for the first half of the year). The Company remains fully committed to maintaining its investment grade credit rating.

2023 Financial Guidance
Viatris is reaffirming its 2023 financial guidance that was previously provided on February 27, 2023, as set forth below. The Company is not providing forward-looking guidance for U.S. GAAP net earnings or a quantitative reconciliation of its 2023 adjusted EBITDA guidance to the most directly comparable U.S. GAAP measure, U.S. GAAP net earnings, because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration, acquisition and divestiture related expenses, restructuring expenses, asset impairments, litigation settlements, and other contingencies, such as changes to contingent consideration, acquired IPR&D and certain other gains or losses, including for the fair value accounting for non-marketable equity investments, as well as related income tax accounting, because certain of these items have not occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. U.S. GAAP net cash provided by operating activities for 2023 is estimated to be between $2.8 billion and $3.1 billion, with a midpoint of approximately $2.95 billion. The Company currently expects to be at the mid-point of the financial guidance ranges.

(In billions)	2023 Guidance Range (2)	2023 Midpoint
Total Revenues	$15.5 - $16.0	$15.75
Adjusted EBITDA (1)	$5.0 - $5.4	$5.2
Free Cash Flow (1)	$2.3 - $2.7	$2.5
(1)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(2)    Includes the full year expected performance for the planned divestitures and excludes any potential related costs, such as taxes and transaction costs, as well as any similar costs related to the eye care acquisitions. Also excludes any acquired IPR&D for unsigned deals.

Certain Key Terms and Presentation Matters
New product sales, new product launches or new product revenues: Refers to revenue from new products launched in 2023 and the carryover impact of new products, including business development, launched within the last twelve months.
Operational change: Refers to constant currency percentage changes and is derived by translating amounts for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2023 constant currency net sales, revenues and adjusted EBITDA to the corresponding amount in the prior year.

Divestiture adjusted operational change: Refers to operational changes, further adjusted for the impact of the biosimilars divestiture in November 2022 by excluding biosimilars net sales from 2022 periods, and a reclassification to conform prior year amounts to current year presentation of divestiture adjusted operational net sales.

SG&A and R&D TSA reimbursement: Expenses related to TSA services provided to Biocon Biologics are recorded in their respective functional line item; however, reimbursement of those expenses plus the mark-up is included in other (income) expense, net. For comparability purposes, amounts related to the cost reimbursement are reclassified to adjusted SG&A and adjusted R&D. This reclassification has no impact on adjusted net earnings or adjusted EBITDA.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted gross profit, adjusted gross margins, adjusted net earnings, EBITDA, adjusted EBITDA, free cash flow, adjusted R&D and as a % of total revenues, adjusted SG&A and as a % of total revenues, adjusted earnings from operations, adjusted interest expense, adjusted other (income) expense, net, adjusted effective tax rate, constant currency total revenues, constant currency net sales, constant currency adjusted EBITDA, 2022 adjusted net sales ex biosimilars and other, and divestiture adjusted operational change, are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Viatris Inc. ("Viatris" or the "Company"). Free cash flow refers to U.S. GAAP net cash provided by operating activities less capital expenditures. Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. Primarily due to acquisitions and other significant events which may impact comparability of our periodic operating results, Viatris believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using adjusted metrics included herein, along with other performance metrics. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants and assess the Company's ability to incur additional indebtedness. The Company also believes that adjusted EBITDA better focuses management on the Company's underlying operational results and true business performance and is used, in part, for management's incentive compensation. We also report sales performance using the non-GAAP financial measures of "constant currency", also referred to herein as "operational change", total revenues, net sales and adjusted EBITDA. These measures provide information on the change in total revenues, net sales and adjusted EBITDA assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our net sales, total revenues and adjusted EBITDA performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and believe that this presentation also provides useful information to investors for the same reason. Divestiture adjusted operational change refers to operational change, further adjusted for the impact of the biosimilars divestiture in November 2022 by excluding biosimilars net sales from 2022 periods, and a reclassification to conform prior year amounts to current year presentation of divestiture adjusted operational net sales. The "Summary of Total Revenues by Segment" table below compares net sales on an actual and constant currency basis for each reportable segment for the quarters and six months ended June 30, 2023 and 2022 as well as for total revenues, as well as divestiture adjusted operational change in net sales. Also, set forth below, Viatris has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP. For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations--Use of Non-GAAP Financial Measures section of Viatris’ Quarterly Report on Form 10-Q for the three months ended June 30, 2023.

The Company is not providing forward-looking U.S. GAAP information for its non-GAAP 2024 Phase 2 outlooks or quantitative reconciliations with respect to such outlooks to their most directly comparable U.S. GAAP measures because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration and acquisition-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, such as changes to contingent consideration and certain other gains or losses, including for the fair value accounting for non-marketable equity investments, as well as related income tax accounting, because certain of these items have not occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the relevant periods.

About Viatris
Viatris Inc. (NASDAQ: VTRS) is a global healthcare company empowering people worldwide to live healthier at every stage of life. We provide access to medicines, advance sustainable operations, develop innovative solutions and leverage our collective expertise to connect more people to more products and services through our one-of-a-kind Global Healthcare Gateway®. Formed in November 2020, Viatris brings together scientific, manufacturing and distribution expertise with proven regulatory, medical, and commercial capabilities to deliver high-quality medicines to patients in more than 165 countries and territories. Viatris' portfolio comprises more than 1,400 approved molecules across a wide range of therapeutic areas, spanning both non-communicable and infectious diseases, including globally recognized brands, complex generic and branded medicines and a variety of over-the-counter consumer products. With more than 38,000 colleagues globally, Viatris is headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on Twitter, LinkedIn, Instagram and YouTube.
Forward-Looking Statements
This release contains “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, 2023 financial guidance; reaffirming that full-year total revenues, adjusted EBITDA and free cash flow are expected to be at midpoint of 2023 guidance ranges; strong results signal expected beginning of growth journey; remains on track to announced planned divestitures in 2023; reported another strong quarter of operating results which continues to set the Company up well as it prepares to bring its Phase 1 strategy to an end and position itself for a strong beginning of Phase 2 in 2024 and beyond; these results signal what we expect to be the beginning of a growth journey for Viatris and set us up well for future success; as proud as I am of our strong performance, the foundation the Company has built and the stability and predictability we believe have clearly been achieved, my focus is on the future trajectory of the Company; I’m pleased to say we believe we are currently on track to announce all planned divestitures in 2023, including at least one significant divestiture in the third quarter, possibly more; the Company has laid out clear capital allocation and business development priorities for Phase 2 and we are fully dedicated to meeting these priorities to propel Viatris up the value chain and increase our return of capital to shareholders; our performance this quarter highlights our Company’s momentum like never before and further reinforces the predictability in our base business; our strong and highly diversified business model of bringing access has never depended on any one product, portfolio or market; we believe this diversity lays a solid foundation for growth in Phase 2, beginning in 2024; we continue to execute and are making consistent progress on our deep pipeline and are on track to meet our full-year 2023 new product revenue target; we continue to prioritize deleveraging the balance sheet with $6.1 billion of debt paydown since the beginning of 2021; we are reaffirming our financial guidance for 2023 as a result of our strong performance in the first half of the year and the momentum we have going into the second half; on August 24, 2023; the Board of Directors declared a quarterly dividend of twelve cents ($0.12) for each issued and outstanding share of the Company's common stock payable on September 15, 2023, to shareholders of record at the close of business on August 24, 2023; on track to achieve approximately

$500 million in new product revenues in 2023; the Company remains fully committed to maintaining its investment grade credit rating; the goals or outlooks with respect to the Viatris Inc.’s (“Viatris” or the “Company”) strategic initiatives, including but not limited to the Company’s two-phased strategic vision and potential divestitures and acquisitions; the benefits and synergies of acquisitions, divestitures or our global restructuring program; future opportunities for the Company and its products; and any other statements regarding the Company’s future operations, financial or operating results, capital allocation, dividend policy and payments, stock repurchases, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock the value of our unique global platform, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility that the Company may be unable to realize the intended benefits of, or achieve the intended goals or outlooks with respect to, its strategic initiatives; the possibility that the Company may be unable to achieve expected benefits, synergies and operating efficiencies in connection with acquisitions, divestitures, or its global restructuring program within the expected timeframe or at all; goodwill or other impairment charges or other losses related to the divestiture or sale of businesses or assets; the Company’s failure to achieve expected or targeted future financial and operating performance and results; the potential impact of public health outbreaks, epidemics and pandemics, including the ongoing challenges and uncertainties posed by the COVID-19 pandemic; actions and decisions of healthcare and pharmaceutical regulators; changes in relevant laws, regulations and policies and/or the application or implementation thereof, including but not limited to tax, healthcare and pharmaceutical laws, regulations and policies globally (including the impact of recent and potential tax reform in the U.S. and pharmaceutical product pricing policies in China); the ability to attract and retain key personnel; the Company’s liquidity, capital resources and ability to obtain financing; any regulatory, legal or other impediments to the Company’s ability to bring new products to market, including but not limited to “at-risk launches”; success of clinical trials and the Company’s or its partners’ ability to execute on new product opportunities and develop, manufacture and commercialize products; any changes in or difficulties with the Company’s manufacturing facilities, including with respect to inspections, remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on the Company; any significant breach of data security or data privacy or disruptions to our information technology systems; risks associated with having significant operations globally; the ability to protect intellectual property and preserve intellectual property rights; changes in third-party relationships; the effect of any changes in the Company’s or its partners’ customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following an acquisition or divestiture; the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products; changes in the economic and financial conditions of the Company or its partners; uncertainties regarding future demand, pricing and reimbursement for the Company’s products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, inflation rates and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Viatris, see the risks described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as amended, and our other filings with the SEC. You can access Viatris’ filings with the SEC through the SEC website at www.sec.gov or through our website, and Viatris strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this press release or our filings with the SEC. Viatris undertakes no obligation to update any statements herein for revisions or changes after the date of this press release other than as required by law.

In particular, certain statements in this release relate to Viatris' Phase 2 strategy in 2024 and beyond and its related goals, targets, forecasts, objectives and commitments (such statements, the "Phase 2 Outlooks"). Viatris believes that the assumptions used as a basis for these Phase 2 Outlooks are reasonable based on the information available to management at this time. However, this information is not fact, and you are cautioned not to place undue reliance on any such information. While certain of these statements might use language that imply a level of certainty about the likelihood that Viatris will attain these Phase 2 Outlooks, it is possible that Viatris will not attain them in the timeframe noted or at all. These Phase 2 Outlooks reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause these Phase 2 Outlooks not to be achieved, or that may change the underlying variables and assumptions on which these Phase 2 Outlooks were based and cause these Phase 2 Outlooks to differ materially, include, but are not limited to, risks and uncertainties relating to our planned acquisitions and divestitures, including whether such transactions are completed on the expected timelines or at all, failure to achieve the anticipated benefits of any acquisitions or divestitures, failure to receive the anticipated cash proceeds of any divestitures, inability to manage base business erosion, failure to bring new products to market on the expected timeframes or at all, failure to execute stock repurchases consistent with current expectations, stock price volatility, higher than anticipated SG&A, gross margins and R&D spend, industry performance, interest rate volatility, foreign exchange rates, tax rates, the regulatory environment and general business and economic conditions, as well as those set forth in the first paragraph of "Forward-Looking Statements". In addition, although certain of the outlooks are presented with numerical specificity, they are still forward-looking statements that involve inherent risks and uncertainties. Further, these Phase 2 Outlooks cover multiple years and such information by its nature becomes less reliable with each successive year. Accordingly, there can be no assurance that any aspect of these Phase 2 Outlooks will be realized or that actual results will not differ materially. Therefore, you should construe these statements regarding these Phase 2 Outlooks only as goals, targets and objectives rather than promises of future performance or absolute statements.

Contacts

MEDIA	INVESTORS
+1.724.514.1968	Bill Szablewski
Communications@viatris.com	+1.412.707.2866
InvestorRelations@viatris.com
Jennifer Mauer	William.Szablewski@viatris.com
Jennifer.Mauer@viatris.com

Matt Klein
Matthew.Klein@viatris.com

Viatris Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2023	2022	2023	2022
Revenues:
Net sales	$3,909.5	$4,105.4	$7,628.6	$8,283.6
Other revenues	9.1	11.4	19.1	24.9
Total revenues	3,918.6	4,116.8	7,647.7	8,308.5
Cost of sales	2,310.0	2,413.5	4,496.9	4,834.0
Gross profit	1,608.6	1,703.3	3,150.8	3,474.5
Operating expenses:
Research and development	208.3	162.6	391.2	304.9
Acquired IPR&D	10.2	—	10.2	—
Selling, general and administrative	1,031.9	981.1	1,990.8	1,896.4
Litigation settlements and other contingencies, net	(11.0)	10.9	(10.4)	17.1
Total operating expenses	1,239.4	1,154.6	2,381.8	2,218.4
Earnings from operations	369.2	548.7	769.0	1,256.1
Interest expense	143.7	145.9	290.7	292.1
Other (income) expense, net	(107.5)	13.5	(177.4)	47.2
Earnings before income taxes	333.0	389.3	655.7	916.8
Income tax provision	69.0	75.4	167.0	203.7
Net earnings	$264.0	$313.9	$488.7	$713.1
Earnings per share attributable to Viatris Inc. shareholders
Basic	$0.22	$0.26	$0.41	$0.59
Diluted	$0.22	$0.26	$0.41	$0.59
Weighted average shares outstanding:
Basic	1,199.0	1,212.3	1,200.8	1,211.4
Diluted	1,203.5	1,217.1	1,204.6	1,215.1

Viatris Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	June 30, 2023	December 31, 2022
ASSETS
Assets
Current assets:
Cash and cash equivalents	$629.2	$1,259.9
Accounts receivable, net	3,607.3	3,814.5
Inventories	3,641.5	3,519.5
Prepaid expenses and other current assets	1,725.1	1,811.2
Assets held for sale	174.9	230.3
Total current assets	9,778.0	10,635.4
Intangible assets, net	22,084.4	22,607.1
Goodwill	10,532.5	10,425.8
Other non-current assets	6,300.3	6,353.9
Total assets	$48,695.2	$50,022.2
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$1,334.4	$1,259.1
Other current liabilities	5,189.4	5,487.1
Long-term debt	17,246.0	18,015.2
Other non-current liabilities	4,082.1	4,188.5
Total liabilities	27,851.9	28,949.9
Shareholders' equity	20,843.3	21,072.3
Total liabilities and equity	$48,695.2	$50,022.2

Viatris Inc. and Subsidiaries
Key Product Net Sales, on a Consolidated Basis
(Unaudited)
	Three months ended June 30,		Six months ended June 30,
(In millions)	2023	2022	2023	2022
Select Key Global Products
Lipitor ®	$380.0	$405.6	$797.9	$845.7
Norvasc ®	182.4	203.0	385.1	410.8
Lyrica ®	137.1	155.8	281.4	327.4
EpiPen® Auto-Injectors	127.5	106.5	223.3	195.3
Viagra ®	111.0	115.1	226.0	244.9
Celebrex ®	82.0	85.9	170.8	171.2
Creon ®	74.1	75.4	146.8	150.1
Effexor ®	64.8	73.7	129.4	151.2
Zoloft ®	54.5	62.5	111.0	135.6
Xalabrands	50.4	42.7	97.1	95.7

Select Key Segment Products
Dymista ®	$57.7	$55.5	$110.9	$99.4
Yupelri ®	55.0	49.1	102.0	92.7
Xanax ®	51.8	37.2	91.5	77.2
Amitiza ®	41.5	44.1	78.1	85.9
____________
(a)    The Company does not disclose net sales for any products considered competitively sensitive.
(b)    Products disclosed may change in future periods, including as a result of seasonality, competition or new product launches.
(c)    Amounts for the three and six months ended June 30, 2023 include the unfavorable impact of foreign currency translations compared to the prior year period.

Viatris Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Reconciliation of U.S. GAAP Net Earnings to Adjusted Net Earnings
Below is a reconciliation of U.S. GAAP net earnings to adjusted net earnings for the three and six months ended June 30, 2023 compared to the prior year periods:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2022	2023	2022
U.S. GAAP net earnings	$264.0	$313.9	$488.7	$713.1
Purchase accounting related amortization (primarily included in cost of sales) (a)	609.3	644.9	1,262.6	1,303.8
Litigation settlements and other contingencies, net	(11.0)	10.9	(10.4)	17.1
Interest expense (primarily amortization of premiums and discounts on long term debt)	(10.5)	(13.1)	(20.8)	(26.8)
Clean energy investments pre-tax gain	—	0.1	—	—
Acquisition and divestiture related costs (primarily included in SG&A) (b)	56.3	122.4	114.4	207.1
Restructuring related costs (c)	74.1	10.2	83.8	27.0
Share-based compensation expense	39.2	29.4	81.8	57.7
Other special items included in:
Cost of sales (d)	36.4	40.5	75.2	81.5
Research and development expense	0.4	0.6	2.4	0.9
Selling, general and administrative expense	16.4	17.0	31.3	24.4
Other income, net (e)	(65.8)	(0.4)	(87.6)	(1.9)
Tax effect of the above items and other income tax related items (f)	(103.4)	(111.1)	(183.1)	(213.3)
Adjusted net earnings	$905.4	$1,065.3	$1,838.3	$2,190.6
____________
Significant items include the following:
(a)    For the six months ended June 30, 2023, charges include an intangible asset charge of approximately $32.0 million related to the potential divestiture of select geographic markets that were part of Mylan N.V. combining with Pfizer Inc.'s off-patent branded and generic established medicines business in a Reverse Morris Trust transaction to form Viatris on November 16, 2020 (the “Combination”) that are smaller in nature and in which we had no established infrastructure prior to or following the Combination and that the Company intends to divest (the "Upjohn Distributor Markets") to write down the disposal group to fair value, less cost to sell. Also includes amortization of the step-up in the fair value of inventory related to the Oyster Point Pharma Inc. acquisition of approximately $7.3 million and $14.7 million, for the three and six months ended June 30, 2023, respectively.
(b)    Acquisition and divestiture related costs consist primarily of transaction costs including legal and consulting fees and integration activities.
(c)    For the three and six months ended June 30, 2023, charges include approximately $68.9 million and $79.8 million, respectively, in cost of sales and approximately $5.2 million and $4.0 million, respectively, in SG&A.
(d)    For the three and six months ended June 30, 2023, charges include incremental manufacturing variances at plants in the 2020 restructuring program of approximately $12.9 million and $35.6 million, respectively, and charges related to the potential divestiture of the Upjohn Distributor Markets of approximately $10.0 million and $19.2 million, respectively.
(e)     For the three months ended June 30, 2023, includes gains of approximately $74.5 million as a result of remeasuring our non-marketable equity investments to fair value, including our equity interest in Mapi Pharma Ltd. ("Mapi") and the compulsory convertible preferred shares ("CCPS") in Biocon Biologics Limited ("Biocon Biologics"). For the six months ended June 30, 2023, includes gains of approximately $96.0 million as a result of remeasuring our non-marketable equity investments to fair value, including our equity interests in Mapi and Famy Life Sciences Private Limited ("Famy Life Sciences") and the CCPS in Biocon Biologics.
(f)     Adjusted for changes for uncertain tax positions.

Reconciliation of U.S. GAAP Net Earnings to EBITDA and Adjusted EBITDA

Below is a reconciliation of U.S. GAAP net earnings to EBITDA and adjusted EBITDA for the three and six months ended June 30, 2023, compared to the prior year periods:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2023	2022	2023	2022
U.S. GAAP net earnings	$264.0	$313.9	$488.7	$713.1
Add adjustments:
Net contribution attributable to equity method investments	—	0.1	—	—
Income tax provision	69.0	75.4	167.0	203.7
Interest expense (a)	143.7	145.9	290.7	292.1
Depreciation and amortization (b)	686.7	722.3	1,416.7	1,458.3
EBITDA	$1,163.4	$1,257.6	$2,363.1	$2,667.2
Add / (deduct) adjustments:
Share-based compensation expense	39.2	29.4	81.8	57.7
Litigation settlements and other contingencies, net	(11.0)	10.9	(10.4)	17.1
Restructuring, acquisition and divestiture related and other special items (c)	114.1	184.2	212.1	326.4
Adjusted EBITDA	$1,305.7	$1,482.1	$2,646.6	$3,068.4
___________
(a)    Includes amortization of premiums and discounts on long-term debt.
(b)    Includes purchase accounting related amortization.
(c)    See items detailed in the Reconciliation of U.S. GAAP Net Earnings to Adjusted Net Earnings.

Summary of Total Revenues by Segment

	Three Months Ended
	June 30,
(In millions, except %s)	2023	2022	% Change	2023 Currency Impact (1)	2023 Constant Currency Revenues	Constant Currency % Change (2)	2022 Biosimilars (3)	Other (4)	2022 Adjusted Ex Biosimilars and Other (5)	Divestiture Adjusted Operational Change (6)
Net sales
Developed Markets	$2,353.8	$2,479.1	(5)%	$(11.9)	$2,341.9	(6)%	$142.0	$13.9	$2,323.2	1%
Greater China	532.1	548.3	(3)%	26.3	558.4	2%	0.3	(4.2)	552.2	1%
JANZ	375.5	427.1	(12)%	25.2	400.7	(6)%	5.0	(9.7)	431.8	(7)%
Emerging Markets	648.1	650.9	—%	52.0	700.1	8%	14.5	—	636.4	10%
Total net sales	$3,909.5	$4,105.4	(5)%	$91.6	$4,001.1	(3)%	$161.8	$—	$3,943.6	1%

Other revenues (7)	9.1	11.4	NM	—	9.1	NM
Consolidated total revenues (8)	$3,918.6	$4,116.8	(5)%	$91.6	$4,010.2	(3)%

	Six Months Ended
	June 30,
(In millions, except %s)	2023	2022	% Change	2023 Currency Impact (1)	2023 Constant Currency Revenues	Constant Currency % Change (2)	2022 Biosimilars (3)	Other (4)	2022 Adjusted Ex Biosimilars and Other (5)	Divestiture Adjusted Operational Change (6)
Net sales
Developed Markets	$4,524.2	$4,955.2	(9)%	$61.3	$4,585.6	(7)%	$286.6	$13.9	$4,654.7	(1)%
Greater China	1,096.7	1,121.4	(2)%	61.3	1,158.0	3%	0.4	(4.2)	1,125.2	3%
JANZ	717.7	850.9	(16)%	58.8	776.4	(9)%	9.6	(9.7)	851.0	(9)%
Emerging Markets	1,290.0	1,356.1	(5)%	107.3	1,397.3	3%	30.0	—	1,326.1	5%
Total net sales	$7,628.6	$8,283.6	(8)%	$288.7	$7,917.3	(4)%	$326.6	$—	$7,957.0	—%

Other revenues (7)	19.1	24.9	NM	0.4	19.5	NM
Consolidated total revenues (8)	$7,647.7	$8,308.5	(8)%	$289.1	$7,936.8	(4)%
____________
(1)    Currency impact is shown as unfavorable (favorable).
(2)    The constant currency percentage change is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2023 constant currency net sales or revenues to the corresponding amount in the prior year.
(3)Represents biosimilars net sales in the relevant period.
(4)Represents a reclassification to conform prior year amounts to current year presentation of divestiture adjusted operational net sales.
(5)Represents U.S. GAAP net sales minus 2022 biosimilars net sales for the relevant period and a reclassification.
(6)See “Certain Key Terms and Presentation Matters” in this release for more information.
(7)For the three months ended June 30, 2023, other revenues in Developed Markets, JANZ, and Emerging Markets were approximately $6.0 million, $0.4 million, and $2.7 million, respectively. For the six months ended June 30, 2023, other revenues in Developed Markets, JANZ, and Emerging Markets were approximately $13.1 million, $0.6 million, and $5.4 million, respectively.
(8)Amounts exclude intersegment revenue which eliminates on a consolidated basis.

Reconciliation of Income Statement Line Items
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except %s)	2023	2022	2023	2022
U.S. GAAP cost of sales	$2,310.0	$2,413.5	$4,496.9	$4,834.0
Deduct:
Purchase accounting related amortization	(609.3)	(644.9)	(1,262.7)	(1,303.7)
Acquisition and divestiture related items	(7.6)	(15.8)	(12.6)	(24.8)
Restructuring related costs	(68.9)	(6.7)	(79.8)	(19.8)
Share-based compensation expense	(0.9)	(0.5)	(1.5)	(0.8)
Other special items	(36.4)	(40.5)	(75.2)	(81.5)
Adjusted cost of sales	$1,586.9	$1,705.1	$3,065.1	$3,403.4

Adjusted gross profit (a)	$2,331.7	$2,411.7	$4,582.6	$4,905.1

Adjusted gross margin (a)	60%	59%	60%	59%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except %s)	2023	2022	2023	2022
U.S. GAAP R&D	$208.3	$162.6	$391.2	$304.9
Deduct:
Acquisition and divestiture related costs	(5.0)	(1.7)	(7.0)	(3.7)
Share-based compensation expense	(0.9)	(1.6)	(2.5)	(3.0)
SG&A and R&D TSA reimbursement (d)	(8.1)	—	(18.4)	—
Other special items	(0.4)	(0.6)	(2.4)	(0.9)
Adjusted R&D	$193.9	$158.7	$360.9	$297.3

Adjusted R&D as % of total revenues	5%	4%	5%	4%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except %s)	2023	2022	2023	2022
U.S. GAAP SG&A	$1,031.9	$981.1	$1,990.8	$1,896.4
Deduct:
Acquisition and divestiture related costs	(43.6)	(104.7)	(94.7)	(178.5)
Restructuring and related costs	(5.2)	(3.5)	(4.0)	(7.2)
Purchase accounting amortization and other related items	—	—	—	(0.1)
Share-based compensation expense	(37.5)	(27.5)	(77.8)	(54.0)
SG&A and R&D TSA reimbursement (d)	(27.8)	—	(52.2)	—
Other special items and reclassifications	(16.4)	(17.0)	(31.3)	(24.4)
Adjusted SG&A	$901.4	$828.4	$1,730.8	$1,632.2

Adjusted SG&A as % of total revenues	23%	20%	23%	20%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2023	2022	2023	2022
U.S. GAAP total operating expenses	$1,239.4	$1,154.6	$2,381.8	$2,218.4
Add / (Deduct):
Litigation settlements and other contingencies, net	11.0	(10.9)	10.4	(17.1)
R&D adjustments	(14.4)	(3.9)	(30.3)	(7.6)
SG&A adjustments	(130.5)	(152.7)	(260.0)	(264.2)
Adjusted total operating expenses	$1,105.5	$987.1	$2,101.9	$1,929.5

Adjusted earnings from operations (b)	$1,226.2	$1,424.6	$2,480.7	$2,975.6

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2023	2022	2023	2022
U.S. GAAP interest expense	$143.7	$145.9	$290.7	$292.1
Add / (Deduct):
Accretion of contingent consideration liability	(2.1)	(1.8)	(4.3)	(3.8)
Amortization of premiums and discounts on long-term debt	13.6	16.1	27.1	32.9
Other special items	(1.0)	(1.1)	(2.0)	(2.2)
Adjusted interest expense	$154.2	$159.1	$311.5	$319.0

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2023	2022	2023	2022
U.S. GAAP other (income) expense, net	$(107.5)	$13.5	$(177.4)	$47.2
Add / (Deduct):
Clean energy investments pre-tax gain (c)	—	(0.1)	—	—
Fair Value adjustments on equity investments (e)	74.5	—	96.0	—
SG&A and R&D TSA reimbursement (d)	35.9	—	70.6	—
Other items	(8.7)	0.4	(8.4)	1.9
Adjusted other (income) expense, net	$(5.8)	$13.8	$(19.2)	$49.1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except %s)	2023	2022	2023	2022
U.S. GAAP earnings before income taxes	$333.0	$389.3	$655.7	$916.8
Total pre-tax non-GAAP adjustments	744.8	862.5	1,532.7	1,690.8
Adjusted earnings before income taxes	$1,077.8	$1,251.8	$2,188.4	$2,607.6

U.S. GAAP income tax provision	$69.0	$75.4	$167.0	$203.7
Adjusted tax expense	103.4	111.1	183.1	213.3
Adjusted income tax provision	$172.4	$186.5	$350.1	$417.0

Adjusted effective tax rate	16.0%	14.9%	16.0%	16.0%

___________
(a)U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.
(b)U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.
(c)Adjustment represents exclusion of activity related to Viatris' clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code of 1986, as amended.
(d)Refer to "Certain Key Terms and Presentation Matters" section in this release for more information on reclassifications related to TSA reimbursements.
(e)For the three months ended June 30, 2023, includes gains of approximately $74.5 million as a result of remeasuring our non-marketable equity interest in Mapi and the CCPS in Biocon Biologics to fair value. For the six months ended June 30, 2023, includes gains of approximately $96.0 million as a result of remeasuring our non-marketable equity interests in Mapi and Famy Life Sciences and the CCPS in Biocon Biologics to fair value.

Reconciliation of Estimated 2023 U.S. GAAP Net Cash Provided by Operating Activities to Free Cash Flow
(Unaudited)
A reconciliation of the estimated 2023 U.S. GAAP Net Cash provided by Operating Activities to Free Cash Flow is presented below:

(In millions)
Estimated U.S. GAAP Net Cash provided by Operating Activities (a)	$2,800 - $3,100

Less: Capital Expenditures	$(400) - $(500)

Free Cash Flow (a)	$2,300 - $2,700
___________
(a)Includes the full year expected performance for the planned divestitures and excludes any potential related costs, such as taxes and transaction costs, as well as any similar costs related to the eye care acquisitions. Also excludes any acquired IPR&D for unsigned deals.